Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
CytoCore, Inc.

We consent to the incorporation by reference in the following Registration Statements on Form S-8 (333-97863) and Form S-4 as amended (333-61666) of CytoCore, Inc. of our report dated April 16, 2007, with respect to the consolidated balance sheet of CytoCore, Inc. as of December 31, 2006, and the related consolidated statement of operations, stockholders’ deficit and cash flow for the year ended December 31, 2006, which report appears in the Annual Report on Form 10-KSB/A of CytoCore, Inc for the year ended December 31, 2006.

Our report dated April 16, 2007, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and is dependent upon access to additional external financing, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/  Amper, Politziner & Mattia, P.C.

Edison, New Jersey
April 27, 2007